                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         RUSHMORE FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   782055 10 7
--------------------------------------------------------------------------------

                                 (CUSIP Number)


                                 MARCH 22, 2001
--------------------------------------------------------------------------------

            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO. 782055 10 7                                        PAGE 2 OF 4 PAGES


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

             C. Dewey Elliott, III

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [X]
                                                                    (b)   [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               U.S.A.
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

           NUMBER OF                      428,200
            SHARES           -------------------------------------------------
         BENEFICIALLY         6      SHARED VOTING POWER
           OWNED BY
             EACH                           -0-
           REPORTING         -------------------------------------------------
            PERSON            7      SOLE DISPOSITIVE POWER
             WITH
                                          428,200
                             -------------------------------------------------
                              8          SHARED DISPOSITIVE POWER

                                            -0-
------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      428,200
------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                              [ ]

------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                      7.7%
------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                       IN
------------------------------------------------------------------------------

 ITEM 1.

 (a)       Name of Issuer:
                   Rushmore Financial Group, Inc.

 (b)       Address of Issuer's Principal Executive Offices:
               5000 Quorum Drive
               Suite 620
               Dallas, TX 75240
 ITEM 2.

 (a)      Name of Person Filing:   C. Dewey Elliott, III

 (b)      Business Address:  5000 Quorum Drive, Suite 620
                             Dallas, Texas 75240
 (c)      Citizenship: U.S.A.

 (d)      Title of Class of Securities: Rushmore Financial Group, Inc.
          Common Stock

 (e)      CUSIP Number   782055 10 7

 ITEM 3.  Not applicable

 ITEM 4.  OWNERSHIP

 (a) Amount beneficially owned:     428,200 shares owned by Registrant's
                                    family partnership

 (b) Percent of class: 7.7%


 (c) Number of shares as to which the person has:

          (i)      Sole power to vote or to direct the vote: 428,200

          (ii)     Shared power to vote or to direct the vote of  -0-

          (iii)    Sole power to dispose or to direct the disposition: 428,200

          (iv) Shared power to dispose or to direct the disposition of -0- shares

 ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

 ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

 ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable

 ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          Not applicable

 ITEM 10.  CERTIFICATION

         (a)       Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



 March 29, 2001
 Date

                                           By:  /s/ C. Dewey Elliott, III
                                              --------------------------------
                                                C. Dewey Elliott, III